Exhibit 99.1

Greenbacker Renewable Energy Company LLC announces the closing of its public offering

New York, NY – September 25, 2018 - Greenbacker Renewable Energy Company LLC (the “Company”), a limited liability company that invests in renewable energy assets, announced today that it will terminate its public offering of securities on or about January 31, 2019.

“We have been pleased with the steady increase in overall investor subscriptions as well as the performance of our investment portfolio. As was contemplated in our offering prospectus, the Company expected to achieve a certain scale before beginning the process of seeking strategic alternatives that will hopefully benefit our investors” said Charles Wheeler, CEO of the Company.  “At the direction of our Board, and consistent with our opinion it is in the best interests of our investors, we will cease raising capital through our public offering while continuing to work with institutional investors to position the Company for the best overall outcome.” While the Company will only accept subscriptions for its’ public shares until on or about January 31, 2019, the dividend reinvestment plan and the share repurchase plan will continue to be available to investors.

As of August 31, 2018, the Company’s investment portfolio includes 114 commercial solar assets, five wind farms and 4,584 residential solar installations located in 20 U.S. states or Canadian provinces with a rated system capacity of 191.71 megawatts, including 64.7 megawatts currently under construction, for a total capacity of 256.41 megawatts.

About Greenbacker Renewable Energy Company

Greenbacker Renewable Energy Company is a public, non-traded limited liability company that owns and operates a diversified portfolio of income-producing renewable energy power plants, energy efficiency projects and other sustainable investments.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. The Company undertakes no obligation to update any forward-looking statement contained herein to conform to actual results or changes in the Company‘s expectations.

Media Contact:

David Sher

Director, Greenbacker Renewable Energy Company LLC

917-309 -1234